Exhibit 99.1

First PacTrust Bancorp Announces Quarterly Senior Debt Interest Payment for the 3nd Quarter 2012

Irvine, Calif. (September 20, 2012) First PacTrust Bancorp, Inc. (NASDAQ: “BANC”), the multi-bank holding company for PacTrust Bank and Beach Business Bank, today announced that its Board of Directors has declared a quarterly cash Interest Payment of $.46875 per share on its outstanding Senior Notes (NASDAQ: BANC.L). The Interest Payment will be payable on October 15, 2012 to shareholders of record as of October 1, 2012.   This Interest Payment results in an annualized yield of 7.5 percent.

The company’s Senior Debt is traded on the NASDAQ Global Market under the “BANC.L” symbol.

About First PacTrust Bancorp, Inc.

Based in Irvine, Calif., First PacTrust Bancorp, Inc. is the $1.6 billion multi-bank holding company of PacTrust Bank and Beach Business Bank, which together operate 19 banking offices in Los Angeles, Orange, San Diego and Riverside counties, and 23 loan production offices in California, Arizona, Oregon and Washington.  PacTrust Bank gives customers convenient account access choices through 30,000 surcharge-free ATM locations nationwide, as well as mobile, online and telephone banking.  In addition to providing a full range of consumer and business deposit and loan services, PacTrust is one of the few institutions that offer free checking, maintaining a client focused reputation built on its four core principles of service, choice, value and trust. Beach Business Bank provides a full range of deposit and loan services tailored to meet the needs of small-to-mid-sized businesses, professionals and individuals.  Beach Business Bank also has a division named The Doctors Bank®, which serves physicians and dentists nationwide.  Additionally, Beach Business Bank provides loans to small businesses based on SBA lending programs.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Investor Relations Inquiries:

First PacTrust Bancorp, Inc.

Richard Herrin, 949-236-5300